SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO RULE 13d-2(b)


                                AMENDMENT NO. 1

                                  DIGITAS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25388K104
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                                 (CUSIP Number)

                                FEBRUARY 2, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)






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    CUSIP NO. 25388K104               13G               PAGE 2 OF 8 PAGES
---------------------------                          ---------------------------


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   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              HELLMAN & FRIEDMAN CAPITAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF        -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      -0-

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
 PERSON WITH       -0-

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------






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    CUSIP NO. 25388K104               13G               PAGE 3 OF 8 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F ORCHARD PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      -0-

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
 PERSON WITH       -0-

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

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    CUSIP NO. 25388K104               13G               PAGE 4 OF 8 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INTERNATIONAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF        -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      -0-

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
 PERSON WITH       -0-
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

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    CUSIP NO. 25388K104               13G               PAGE 5 OF 8 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INVESTORS III, INC.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      -0-

    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
 PERSON WITH       -0-

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------
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    CUSIP NO. 25388K104               13G               PAGE 6 OF 8 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              F. WARREN HELLMAN
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
                6  SHARED VOTING POWER
 BENEFICIALLY      -0-
    OWNED      -----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   BY EACH         -0-

  REPORTING    -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
 PERSON WITH       -0-

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                      [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

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    CUSIP NO. 25388K104               13G               PAGE 7 OF 8 PAGES
---------------------------                          ---------------------------


The Schedule 13G, dated February 14, 2001, (the "Schedule 13G") originally filed on behalf of each of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership, H&F Investors III, Inc., a California C corporation and F. Warren Hellman is hereby amended as set forth below:


ITEM 4:     OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

      See response to item 9 on pages 2-6 with respect to each filing person.

(b) Percent of Class:

      See response to item 11 on pages 2-6 with respect to each filing person.

(c) Number of shares as to which such person has:

      (i) Sole power to vote or direct the vote:

            See response to item 5 on pages 2-6 with respect to each filing person.

      (ii) Shared power to vote or direct the vote:

            See response to item 6 on pages 2-6 with respect to each filing person.

      (iii) Sole power to dispose or direct the disposition of:

            See response to item 7 on pages 2-6 with respect to each filing person.

      (iv) Shared power to dispose or direct the disposition of:

            See response to item 8 on pages 2-6 with respect to each filing person.



ITEM 5:  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


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    CUSIP NO. 25388K104               13G               PAGE 8 OF 8 PAGES
---------------------------                          ---------------------------



                                   SIGNATURES



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  February 2, 2004

                                    H&F INVESTORS III, INC.

                                    By:  /s/ Georgia Lee
                                       --------------------------------
                                       Name:  Georgia Lee
                                       Title: Vice President